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                              AMENDMENT TO BYLAWS

                                       OF

                             JB'S RESTAURANTS, INC.

                               NOVEMBER 19, 1992


                 At a regularly scheduled meeting of the Board of Directors of JB's Restaurants, Inc. (the Company), for which adequate notice was given, and upon motion duly made and seconded, the Board of Directors of the Company unanimously


         RESOLVED, TO AMEND THE BYLAWS OF THE COMPANY TO REQUIRE EIGHT RATHER THAN NINE DIRECTORS AND THEREBY AMEND ARTICLE III SECTION 2 OF THE BYLAWS TO READ AS FOLLOWS:

         SECTION 2. Number, Tenure and Qualifications. The number of directors of the corporation shall be eight. Each director shall hold office until the next annual meeting of shareholders and until his successor shall have been elected and qualified.


         Dated this 19th day of November, 1992.



                                        /s/ Charlotte L. Miller
                                        -----------------------
                                        Charlotte L. Miller
                                        Corporate Secretary